EXHIBIT 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statements (Form S-3 Nos. 333-57785, 333-75633, 333-32580, 333-105536 and 333-155884) of Apache Corporation and in the related Prospectuses,

(2)	Registration Statements (Form S-4 Nos. 333-107934 and 333-166964) of Apache Corporation and in the related Prospectuses, and

(3)	Registration Statements (Form S-8 Nos. 33-59721, 33-63817, 333-26255, 333-32557, 333-36131, 333-53961, 333-31092, 333-48758, 333-97403, 333-102330, 333-103758, 333-106213, 333-125232, 333-125233, 333-135044 and 333-143115) of Apache Corporation;
of our report dated November 3, 2010, with respect to the statement of combined revenues and direct operating expenses of the oil and gas properties purchased by Apache Corporation from BP p.l.c., included in this Current Report (Form 8-K/A) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Houston, Texas
November 3, 2010